Exhibit 10.3

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

CONFIDENTIAL
March 29, 2023
Concentrix Corporation
39899 Balentine Drive
Newark, CA 94560
Attention of    Andre S. Valentine, Chief Financial Officer
Project Condor
US$5,290,000,000 364-Day Bridge Facility
Commitment Letter
Ladies and Gentlemen:
Concentrix Corporation, a Delaware corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan” and, together with each person that becomes a party hereto as an additional “Commitment Party” pursuant to Section 3 hereof, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Acquisition and the other Transactions described in the Transaction Description attached as Exhibit A hereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with the Exhibits hereto, is referred to as this “Commitment Letter”.
1.    Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver by us of the Funding Conditions (as defined below), JPMorgan hereby commits to provide to the Company 100% of the aggregate principal amount of the Bridge Facility (and each Tranche thereof) on the terms set forth herein and in Exhibit B hereto. It is understood and agreed that any event occurring after the date hereof and prior to the initial funding of the Bridge Facility on the Closing Date that would result in a mandatory commitment reduction with respect to the Bridge Facility (and any Tranche thereof) as set forth in Exhibit B hereto under the section titled “Mandatory Commitment Reductions/Prepayments” shall reduce the amount of the Bridge Facility (and such Tranche thereof), and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties, based on the amount of their respective commitments under such Tranche at such time), on a dollar-for-dollar basis, and you agree to give the Commitment Parties prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.
2.    Appointment of Roles. You hereby appoint (a) JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacities, the “Arranger”) and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as the sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), in each case on the terms set forth in this Commitment Letter.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded (in each case, other than pursuant to the Syndication Plan (as defined below)), and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Arranger shall so agree. It is understood and agreed that, notwithstanding any such appointment or title award, JPMorgan will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility (and each Tranche thereof), and will hold the roles and have the authority conventionally understood to be associated with such name placement.
3.    Syndication. The Arranger intends to commence syndication of the Bridge Facility (it being understood that the Arranger may elect to syndicate one but not any other Tranche or may elect to syndicate any of the Tranches simultaneously or at different times in consultation with you) promptly after the public announcement of the Acquisition. The Arranger will manage and determine, in consultation with you, all aspects of the syndication of the Bridge Facility (or any Tranche thereof); provided that the determinations as to the timing of all offers to prospective Lenders, the determinations as to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letters shall be made (a) until the date that is 60 days after the date hereof (the “Initial Syndication Period”), jointly by the Arranger and the Company in accordance with the syndication plan for the Bridge Facility agreed to by the Arranger and the Company on the date hereof (as it may be amended after the date hereof as agreed by the Arranger and the Company, the “Syndication Plan”) and (b) after the Initial Syndication Period, by the Arranger acting in consultation with the Company; provided, further, that we will not syndicate the Bridge Facility (or any Tranche thereof) to (i) persons that are determined by you to be competitors of you or your subsidiaries and that you have identified, by name, in writing to the Commitment Parties from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date and (ii) affiliates of any person described in clause (i) above (other than bona fide debt fund affiliates) if such affiliates are identified, by name, by you in writing to the Commitment Parties from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date or are otherwise clearly identifiable as an affiliate of such person based solely on the similarity of such affiliate’s name to the name of such person (collectively, the “Disqualified Lenders”), it being understood and agreed that (A) the foregoing provisions shall not apply retroactively to any person if such person shall have previously acquired (or entered into a trade for) an assignment or participation interest, or received an allocation as part of the final allocation of commitments under the Bridge Facility (or any Tranche thereof), in each case, prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter, (B) each written supplement shall become effective two business days after delivery thereof to the Commitment Parties or the Administrative Agent, as applicable, and (C) the list of Disqualified Lenders may be provided, on a confidential basis, to Lenders and to any potential assignees or participants. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with the syndication of the Bridge Facility (or any Tranche thereof), the Company agrees, at the request of the Arranger, to enter into one or more customary joinder agreements to this Commitment Letter (collectively, the “Joinder Documentation”) reasonably acceptable to the Arranger and the Company, in each case, pursuant to which any Permitted Lender may become a party hereto as an additional “Commitment Party” and extend a commitment in respect of the Bridge Facility (or any Tranche thereof) directly to the Company, which may contain provisions determined by the Arranger in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Bridge Facility (or any Tranche thereof), the allocation of any reductions in the amount of the Bridge Facility (or any Tranche thereof) and the allocation to such Permitted Lender of certain fees provided for in the Fee Letters (but which will not add any new conditions to the funding of the Bridge Facility or change the terms of the Bridge Facility or increase the aggregate compensation payable by the Company in connection therewith as set forth in this Commitment Letter and in the Fee Letters). The commitment of JPMorgan hereunder with respect to the Bridge Facility (and the applicable Tranche thereof) shall be reduced dollar-for-dollar and, to the extent of such reduction and subject to the final paragraph of this Section 3, JPMorgan shall be released from its obligations solely with respect thereto (it being understood that the remaining commitment of JPMorgan shall continue in full force and effect), as and when commitments in respect of the Bridge Facility (or any Tranche thereof) are received from any Permitted Lender upon such Permitted Lender (x) becoming a party to this Commitment Letter pursuant to the Joinder Documentation or (y) becoming a party to the Bridge Credit Agreement as a “Lender” thereunder. The commitments and other obligations of JPMorgan and any Permitted Lender that becomes a party hereto are and shall be several and not joint.
Until the earlier of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (b) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist, and to use commercially reasonable efforts (to the extent appropriate and practical and not in contravention of the Acquisition Documents) to cause the Sellers, the Acquired Company and its subsidiaries to actively assist, the Arranger in completing the syndication of the Bridge Facility (or any Tranche thereof) reasonably satisfactory to the Arranger and to you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that arrangement and syndication efforts benefit from your and your subsidiaries’ existing relationships with banks and other financial institutions, (ii) facilitating direct contact between your senior management, representatives and advisors, on the one hand, and the prospective Lenders, on the other hand, at times and locations to be mutually agreed upon and upon reasonable advance notice, (iii) your assistance (and your using commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers, the Acquired Company and its subsidiaries to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (or any Tranche thereof) in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Arranger and to you (collectively, the “Information Materials”), it being understood that the Information Materials will exculpate the Company, the Sellers, the Acquired Company, the Commitment Parties and their respective affiliates with respect to any liability related to the unauthorized use or misuse of the contents thereof by the recipients thereof, (iv) the hosting, with the Arranger, of one or more meetings (which may be virtual) of or conference calls with the prospective Lenders at reasonable times and at reasonable locations to be mutually agreed upon and upon reasonable advance notice, and (v) using commercially reasonable efforts to obtain, as promptly as practicable after the date hereof and in any event prior to the commencement of the marketing of the Senior Notes, public corporate ratings (but no specific rating) of the Company and public ratings (but no specific rating) of the Company’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global Inc. (“S&P”), in each case taking into account the Transactions. In addition, you agree, prior to the Syndication Date, to prepare and provide, and to use your commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers and the Acquired Company to prepare and provide, to the Arranger all customary financial and other information with respect to the Company, the Acquired Company, their respective subsidiaries and the transactions contemplated hereby, including all financial projections (the “Projections”), as the Arranger may reasonably request in connection with the syndication of the Bridge Facility (or any Tranche thereof); provided that, notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to Section 2 of Exhibit C hereto. It is also understood that, without limiting your representation and warranty set forth in Section 4 hereof, the Company, the Sellers and the Acquired Company will not be required to provide any information to the extent that the provision thereof would violate (A) any attorney-client privilege (or result in the loss thereof), (B) any law, rule or regulation applicable to the Company, any Seller, the Acquired Company or any of their respective subsidiaries or affiliates or (C) any obligation of confidentiality to a third party binding on the Company, any Seller, the Acquired Company or any of their respective subsidiaries or affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you provide us with notice of the existence of any such information that is being withheld. You hereby authorize us to download copies of your trademark logos from your website and to post copies thereof and any Information Materials (subject to click-through confidentiality terms in accordance with the Arranger’s standard syndication process) to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other appropriate electronic platform chosen by the Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Arranger to syndicate the Bridge Facility (or any Tranche thereof), and to use your trademark logos on the Confidential Information Memorandum and other Information Materials or in any advertisements that any of us may place after the Closing Date in financial and other newspapers, journals, the internet or otherwise, at its own expense, describing its services to you hereunder, in the case of such advertisements (other than customary “tombstones” or “case studies” or similar advertisements), that are provided to you for prior review and to which you consent in writing (such consent not to be unreasonably withheld or delayed).
You acknowledge that certain prospective Lenders approached after the Initial Syndication Period (such Lenders, “Public Lenders”; all other prospective Lenders, “Private Lenders”) may have personnel who do not wish to receive Private Lender Information (as defined below). You agree, at the request of the Arranger, to assist (and to use commercially reasonable efforts, to the extent not in contravention of the Acquisition Documents, to cause the Sellers, the Acquired Company and its subsidiaries to assist) in the preparation of a version of the Information Materials for use after the Initial Syndication Period consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Company, the Sellers, the Acquired Company or their respective subsidiaries, or any securities of any of the foregoing, for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information”; and any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”). Before distribution of any Information Materials, you agree to execute and deliver to the Arranger a customary authorization letter in which you authorize distribution of the Information Materials to the prospective Lenders, which shall include a customary representation by you as to the accuracy of the Information Materials and, in the case of Information Materials intended to contain solely Public Lender Information, a representation that such Information Materials do not contain any Private Lender Information (and, to the extent not in contravention of the Acquisition Documents, you will use commercially reasonable efforts to cause the Acquired Company to execute and deliver to the Arranger a customary authorization letter containing such customary representation by the Acquired Company with respect to information regarding the Acquired Company and its subsidiaries). You further agree that each document to be disseminated by the Arranger to any prospective Lender in connection with the Bridge Facility will, at the request of the Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents may be distributed to Public Lenders: (A) drafts and final definitive documentation with respect to the Bridge Facility, (B) administrative materials prepared by the Arranger or the Administrative Agent for the prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility.
To ensure an orderly and successful syndication of the Bridge Facility (or any Tranche thereof), prior to the Syndication Date, the Company and its subsidiaries will not, and the Company will use commercially reasonable efforts (to the extent not in contravention of the Acquisition Documents) to ensure that the Acquired Company and its subsidiaries will not, in each case, without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue, or announce the syndication or issuance of, any debt facility or any debt security of the Company, the Acquired Company or any of their respective subsidiaries, including any renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the general syndication of the Bridge Facility (or any Tranche thereof), other than (a) Excluded Debt (as defined in Exhibit B hereto); provided that arrangement and syndication of any credit or loan agreement (other than if in the form of a receivables facility) or any refinancing or replacement of the Receivables Financing Agreement dated as of October 30, 2020 (as amended prior to the date hereof, the “Receivables Facility”), among Concentrix Receivables, Inc., the Company, PNC Bank, National Association and the lenders and group agents from time to time party thereto, is coordinated with the syndication of the Bridge Facility (or any Tranche thereof), (b) the Senior Notes, (c) the Existing Credit Facilities Amendments and (d) the New Credit Facilities.
Notwithstanding anything to the contrary contained in this Commitment Letter, (a) without limiting the Funding Conditions or your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility (or any Tranche thereof), and that none of the commencement or completion of the syndication of the Bridge Facility (or any Tranche thereof) nor the obtaining of ratings as set forth above shall constitute a condition to the initial funding of the Bridge Facility on the Closing Date and (b) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments of all or any portion of any Commitment Party’s commitment hereunder in respect of the Bridge Facility (including any Tranche thereof) to a Permitted Lender that (A) is a lender under the Existing Credit Agreement, (B) has been agreed to by the Company and the Arranger in writing (including by email) to be a prospective Lender as part of the Syndication Plan, (C) becomes a party hereto pursuant to the applicable Joinder Documentation with the consent of the Company or (D) is a commercial or investment bank that, in the case of this clause (D), at the time of such assignment has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating from S&P that is BBB- or higher or from Moody’s that is Baa3 or higher (any person satisfying the requirements of clause (A), (B), (C) or (D) above being referred to as a “Specified Permitted Lender”) and (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 9 hereof, (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder in connection with the syndication of the Bridge Facility (or any Tranche thereof) until after the initial funding of the Bridge Facility on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of the Bridge Facility (or any Tranche thereof) shall become effective (as between the Company and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the initial funding of the Bridge Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the initial funding of the Bridge Facility on the Closing Date has occurred.
4.    Information. You hereby represent and warrant that (a) all written information, other than the Projections and other forward-looking information and other than information of a general economic or industry-specific nature (the “Information”), that has been or will be made available to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements and updates provided thereto); provided that with respect to any Information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company or its subsidiaries, the foregoing representation and warranty is made only to your knowledge; and (b) the Projections or other forward-looking information that has been or will be furnished to any of the Commitment Parties or the Lenders by or on behalf of you or any of your subsidiaries in connection with the transactions contemplated hereunder have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections or other forward-looking information are so furnished (it being understood that the Projections or other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of your control, that no assurance can be given that any particular projections will be realized, that the Projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, the representation and warranty in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company and its subsidiaries) if the Information or the Projections were being furnished at such time and such representation and warranty were being made at such time, then you will promptly notify us and supplement (or, with respect to information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company or its subsidiaries, use commercially reasonably efforts (to the extent not in contravention of the Acquisition Documents) to cause the Sellers and the Acquired Company to supplement) the Information, the Projections or other forward-looking statements so that such representation and warranty shall be true and correct in all material respects under those circumstances (to your knowledge insofar as it applies to the information regarding the Sellers or, prior to the consummation of the Acquisition, the Acquired Company and its subsidiaries); provided that such supplementation shall cure any breach of such representation and warranty. In structuring, syndicating and arranging the Bridge Facility, we will be entitled to use and rely primarily on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation under this Commitment Letter to conduct any independent evaluation or appraisal of your or your subsidiaries’ assets or liabilities or the assets or liabilities of the Acquired Company, any of its subsidiaries or any other person or to advise or opine on any solvency issues. Notwithstanding the foregoing, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon the accuracy of the representation and warranty set forth in this Section 4, and the accuracy of such representation and warranty does not constitute a condition to the initial funding of the Bridge Facility (or any Tranche thereof) on the Closing Date.
5.    Fees. As consideration for the Commitment Parties’ commitments hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the arranger fee letter dated the date hereof (the “Arranger Fee Letter”) and the administrative agent fee letter dated the date hereof (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”), in each case, between JPMorgan and you, as and when provided therein.
6.    Conditions Precedent. The Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver by us of the conditions expressly set forth in Exhibit C hereto (the “Funding Conditions”), it being understood and agreed that there are no conditions (implied or otherwise) to the Commitment Parties’ commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters or the Bridge Credit Agreement or the accuracy of representations and warranties set forth herein or therein) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Bridge Facility on the Closing Date shall occur); provided that it is understood and agreed that each borrowing under the Amendment Revolving Tranche following the Closing Date shall be subject to the satisfaction or waiver of the conditions thereto set forth in Exhibit B hereto under the heading “Conditions Precedent to Revolving Borrowings after the Closing Date” (the “Post-Closing Revolving Funding Conditions”).
7.    Limitation of Liability; Indemnification; Expenses. It is agreed that (a) in no event shall any Commitment Party or any of its affiliates or any of the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “Arranger-Related Persons”) or the Company or any of its affiliates, in each case, have any Liabilities (as defined below), on any theory of liability (whether in contract, in tort or otherwise), for any special, indirect, consequential or punitive damages incurred by the Company, its affiliates or its or their respective equity holders or creditors or by any Commitment Party or any of its affiliates, as applicable, in each case, arising out of, in connection with or as a result of this Commitment Letter, the Fee Letters, the Bridge Facility, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transactions or its activities related to any of the foregoing, provided that the foregoing shall not limit the Company’s or any of its affiliates’ indemnity and reimbursement obligations set forth in this Commitment Letter, the Bridge Credit Agreement or in any other written agreements to which the Company or any such affiliate is a party, and (b) no Arranger-Related Person shall have any Liabilities, on any theory of liability (whether in contract, in tort or otherwise), arising from, or be responsible for, any damages arising from the use by others of any Information Materials or other materials (including any personal data) obtained through electronic telecommunications or other information transmission systems (including an Electronic Platform or otherwise via the internet), except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of its obligations under this Commitment Letter by, such Arranger-Related Person or its Related Arranger Parties (as defined below). You and we agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person or against you or your affiliates, as applicable, inconsistent with the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind; and the term “Related Arranger Party” means, with respect to any specified person, (i) any controlling person or controlled affiliate of such specified person, (ii) the respective officers, directors and employees of such specified person or any of its controlling persons or controlled affiliates and (iii) the respective agents of such specified person or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting at the instructions of such specified person or such controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter or the syndication of the Bridge Facility.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of any of the foregoing (collectively, the “indemnified persons”) from and against any and all Liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation, arbitration, administrative or regulatory action or proceeding relating to this Commitment Letter, the Fee Letters, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction (including with respect to enforcing the terms of this Section 7) (each, a “Proceeding”), regardless of whether commenced by the Company, any Seller, the Acquired Company, any of their respective affiliates or any other person, or whether any indemnified person is a party thereto and/or whether based in contract, tort or any other theory, and to reimburse each indemnified person promptly following written demand therefor, together with reasonably detailed backup documentation supporting such reimbursement request, for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of primary counsel for all the indemnified persons, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each other appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the indemnified persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest, one additional firm of primary counsel (and, if reasonably necessary, one additional firm of local counsel in each other appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from (i) the bad faith, gross negligence or willful misconduct of such indemnified person or its Related Arranger Parties in performing the services that are the subject hereof or (ii) a material breach of the obligations of such indemnified person or its Related Arranger Parties under this Commitment Letter or the Bridge Credit Agreement; provided further that the foregoing indemnity will not apply to any Proceeding solely between or among indemnified persons (other than any Proceeding against any indemnified person in its capacity as the administrative agent, any other agent, an arranger, a bookrunner or similar role, in each case, acting in its capacity as, or fulfilling its role as, such) not arising from any act or omission by the Company or any of its affiliates; and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse each Commitment Party and its affiliates promptly upon demand, for all reasonable and documented out-of-pocket expenses (including, without limitation, due diligence expenses and syndication expenses and reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including the preparation of this Commitment Letter, the Fee Letters and the Bridge Credit Agreement) or the administration, amendment, modification or waiver of this Commitment Letter or the Fee Letters (which fees, charge and disbursements of counsel shall be limited to one firm of primary counsel).
You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed) but if settled with your written consent, or if there is a judgment by a court of competent jurisdiction in such Proceeding, you agree to indemnify and hold harmless each indemnified person in the manner and to the extent set forth above; provided that you shall be deemed to have consented to any such settlement unless you shall object thereto by written notice to the applicable indemnified person within 30 days after having received written notice thereof. You shall not, without the prior written consent of the applicable Commitment Parties (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Proceedings in respect of which indemnity has been or could have been sought hereunder by any indemnified person unless such settlement (a) includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to the applicable Commitment Parties from all Liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.
8.    Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that each of us and our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from the Company, the Sellers, the Acquired Company or their respective subsidiaries or affiliates in the course of the transactions contemplated hereby in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services, except to the extent permitted below. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.
You agree that each Commitment Party and any of its affiliates through which it will be acting will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, your affiliates or your or their equity holders, on the other hand. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their respective affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such financing transaction, each of the Commitment Parties and, if applicable, their respective affiliates are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your affiliates or your or their management or equityholders or any other person and (c) with respect to the financing transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their respective affiliates have not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to such financing transactions and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the financing transactions contemplated hereby, and none of the Commitment Parties or any of their respective affiliates shall have any responsibility or liability to you with respect to the terms, risks and conditions of the financing transactions contemplated hereby, and (C) the Commitment Parties and their respective affiliates are not advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction in connection with the financing transactions contemplated by this Commitment Letter, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the financing transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Company, the Acquired Company, their respective subsidiaries, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Company. The Company agrees that it will not claim that any Commitment Party or any of its affiliates has rendered any advisory services, or assert any claim against any Commitment Party or any of its affiliates based on an alleged breach of fiduciary duty by such Commitment Party or any of its affiliates in connection with this Commitment Letter and the financing transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of the Commitment Parties (or any of them) hereunder and the financing transactions contemplated hereby, on the other hand.
You further agree that each Commitment Party, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, each of us and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
The parties hereto acknowledge that JPMorgan (or one of its affiliates) has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The Company agreed to such retention pursuant to the terms of the agreement between the Company (or such affiliate) and the Financial Advisor, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from such engagement of the Financial Advisor, on the one hand, and JPMorgan and its affiliates’ relationships with the Company as described and referred to herein, on the other. Each person that becomes a party hereto pursuant to the Joinder Documentation acknowledges that (a) JPMorgan (or one of its affiliates) has been retained by the Company (or one of its affiliates) as the Financial Advisor and (b) such relationship does not create any fiduciary duties or responsibilities to such person on the part of JPMorgan or its affiliates.
9.    Assignments; Amendments; Binding Agreement; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitment hereunder in respect of the Bridge Facility (including in respect of any Tranche thereof) and its agreements hereunder, in whole or in part, (i) to any of its affiliates; provided that no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the Funding Conditions, and (ii) to any Permitted Lender that becomes party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment, such Commitment Party will (in the case of this clause (ii), only to the extent consistent with the last paragraph of Section 3 above) be released solely from that portion of its commitment (if applicable, in respect of such Tranche) and agreements that has been so assigned and (b) any Commitment Party’s agreements hereunder may be performed by or through its affiliates (including, in the case of JPMorgan, J.P. Morgan Securities LLC).
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the rights and obligations of the Arranger, by the Arranger and the Company. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto (and, in the case of Section 7 hereof, the Arranger-Related Persons and the indemnified persons). Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
Each of the parties hereto agrees that, subject to the final sentence of Section 12 hereof, this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith, within a reasonable period of time to be determined based on the expected Closing Date, the definitive documentation for the Bridge Facility by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments with respect to the Bridge Facility provided hereunder are subject solely to the Funding Conditions and, in the case of borrowings under the Amendment Revolving Tranche after the Closing Date, the Post-Closing Revolving Funding Conditions.
This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) and whether or not a Company Material Adverse Effect (or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) exists or has occurred, (b) the determination of the accuracy of any Acquisition Documents Representations (as defined in Exhibit C hereto) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Documents, in each case, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court, in each case, located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. YOU AND WE IRREVOCABLY AGREE TO THE EXTENT PERMITTED BY APPLICABLE LAW TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS, THE PERFORMANCE OF COMMITMENTS OR AGREEMENTS HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.    Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letters, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except (a) on a confidential and need-to-know basis to your and any of your affiliate’s officers, directors, members, employees, agents, accountants, attorneys and other professional advisors and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by any governmental or regulatory authority (in which case you agree, to the extent permitted by law and practicable, to inform us promptly thereof), (c) in the case of this Commitment Letter, the Fee Letters and their contents (provided that each Fee Letter is redacted in a customary manner reasonably satisfactory to the Arranger), to the Acquired Company and any Seller, so long as the Acquired Company or such Seller shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially, (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering, (ii) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof or (iii) in any proxy statement relating to the Acquisition, (e) in the case of the aggregate fee amounts contained in the Fee Letters, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in any Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public or regulatory filing or proxy statement relating to the Transactions, (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) the information contained in the Exhibits hereto, to Moody’s, S&P and other rating agencies, on a confidential basis after consultation with the Arranger, (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (i) in coordination with the Arranger, the Exhibits and other attachments to this Commitment Letter, and the contents thereof, to prospective Lenders or (j) in coordination with the Arranger, this Commitment Letter and the contents hereof (including the Exhibits and other attachments hereto) and any Underwriting Fee, Funding Fee and Ticking Fee set forth in (and as defined in) the Arranger Fee Letter, to any Permitted Lender to the extent in contemplation of joining such person pursuant to the provisions of Section 3 hereof.
Each Commitment Party shall treat confidentially all confidential information provided to it by or on behalf of you hereunder; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such person agrees, to the extent permitted by law and practicable, to inform you promptly thereof), (b) upon the request or demand of any governmental or regulatory authority (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law and practicable, to inform you promptly thereof, (c) on a confidential and need-to-know basis to such person’s affiliates, and such person’s and its affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter or the Fee Letters, (e) to prospective Lenders or other investors, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, the Acquired Company, their respective subsidiaries or its or their obligations under the Bridge Facility or any other debt (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders or other investors, participants, assignees, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including pursuant to the confidentiality terms set forth on the Confidential Information Memorandum or other Information Materials or in the Existing Credit Agreement) in accordance with the Arranger’s or other applicable person’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to ratings agencies on a confidential basis after consultation with the Company, (g) to market data collectors, similar service providers to the lending industry and service providers to such Commitment Party and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility, and (h) that was or becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph or was or becomes available to such Commitment Party or any of its affiliates from a source that is not known by such person or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by such Commitment Party or its affiliates; provided further that, notwithstanding anything herein to the contrary, each Commitment Party and its affiliates may disclose any such information as and to the extent expressly permitted by the Existing Credit Agreement or any other written agreement relating to the Transactions entered into by the Company and such Commitment Party or its affiliates. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.
11.    PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the other Lenders.
12.    Acceptance and Termination; Survival. The Commitment Parties’ commitments and agreements hereunder shall automatically terminate on the earliest to occur of (a) five business days after the End Date (as defined in Section 8.1(b) of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto and as the End Date may be (i) extended pursuant to Section 8.1(b) of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto and (ii) further extended pursuant to Section 1.2 of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C hereto), (b) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (c) the termination or expiration of the Put Option Letter prior to the execution of the Acquisition Agreement by all the contemplated parties thereto or, after the execution of the Acquisition Agreement by all the contemplated parties thereto, the termination of the Acquisition Agreement, in each case, in accordance with the terms thereof (and you hereby agree to notify us promptly of such termination or expiration, provided that no notice shall be required if such termination or expiration is publicly announced) (the earliest date in clauses (a) through (c) being referred to as the “Commitment Termination Date”). In addition, the Commitment Parties’ commitments hereunder shall be superseded by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto.
The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 7 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the second paragraph of Section 10 shall be superseded as described in such paragraph. The provisions set forth in Sections 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letters will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, allocated (x) as between the Amendment Tranches and the Acquisition Tranche, ratably or in such other manner as may be agreed by the Company and the Arranger (and within the Amendment Tranches, as between the Amendment Term Tranche and the Amendment Revolving Tranche, as determined by the Company) and (y) as among the Commitment Parties, ratably in accordance with their respective commitments under the applicable Tranche), in each case upon written notice to the Commitment Parties at any time.
Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by signing and returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on March 29, 2023. Our offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that JPMorgan has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.
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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
by
/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

[Bridge Commitment Letter Signature Page]

Accepted and agreed as of the date first above written:
CONCENTRIX CORPORATION

by
/s/ Jane Fogarty
Name: Jane Fogarty
Title: EVP, Legal
[Bridge Commitment Letter Signature Page]

EXHIBIT A
CONFIDENTIAL
Project Condor
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit A is attached.
Pursuant to the letter agreement dated as of March 29, 2023 (the “Put Option Letter”), among the Company, Osyris S.à r.l., a Luxembourg société à responsabilité limitée and a direct wholly owned subsidiary of the Company (the “Purchaser”), Marnix Lux SA, a Luxembourg société anonyme (the “Acquired Company”), and the shareholders of the Acquired Company listed on Schedule 1 thereto (the “Put Option Sellers”), the Company, the Purchaser, the Acquired Company, the Put Option Sellers, Sandrine Asseraf, as seller representative (the “PoA Seller Representative”), and the Other Sellers and Seller Representatives identified therein (together with the PoA Seller Representative and the Put Option Sellers, the “Sellers”) intend to enter into the Share Purchase and Contribution Agreement in the form attached as Schedule 3 to the Put Option Letter (the “Acquisition Agreement” and, together with the Put Option Letter and all the exhibits and schedules to the Put Option Letter or the Acquisition Agreement and the disclosure schedules referred to in the Put Option Letter or the Acquisition Agreement, the ancillary agreements referred to in the Put Option Letter or in the Acquisition Agreement, collectively, the “Acquisition Documents”). Pursuant to and subject to the terms of the Acquisition Agreement, the Company intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the Acquired Company.
In connection with the Acquisition, it is intended that:
(a)    (i) (A) the Company will issue and sell senior notes (in one or more tranches) pursuant to a registered public offering or a Rule 144A and/or other private placement yielding net cash proceeds of up to US$2,440,000,000 (the “Senior Notes”) and (B) either (x) the Existing Credit Agreement will be amended pursuant to the Required Amendments (as defined below) (and, if applicable, the Additional Amendments (as defined below)) (collectively, the “Existing Credit Facilities Amendments”) or (y) the Existing Credit Agreement will be refinanced in full with a new revolving credit facility in an aggregate committed amount of up to US$1,000,000,000 (or such higher amount as may be agreed to by the Company and the Arranger) (the “New Revolving Facility”) and a new term loan facility in an aggregate committed amount of up to US$1,850,000,000 (or such higher amount as may be agreed to by the Company and the Arranger) (the “New Term Facility” and, together with the New Revolving Facility, the “New Credit Facilities”), with all commitments under the Existing Credit Agreement terminated, all principal, interest, fees and other amounts outstanding or accrued thereunder repaid in full, all letters of credit issued thereunder canceled (or deemed to be issued under the New Revolving Facility or otherwise backstopped in the manner satisfactory to the issuer thereof) and all guarantees and liens existing in connection therewith discharged and released (such termination, repayment, cancellation, discharge and release, the “Existing Credit Agreement Repayment”; and each of (x) the effectiveness of the Required Amendments in accordance with the terms of the Existing Credit Agreement and (y) the effectiveness of the New Credit Facilities and the consummation of the Existing Credit Agreement Repayment with the proceeds of the New Credit Facilities is referred to as an “Existing Credit Agreement Transaction”), or (ii) in the event that, at or prior to the time the Acquisition is consummated, (A) the aggregate net cash proceeds of such issuance and sale of the Senior Notes is less than US$2,440,000,000 for any reason whatsoever (it being understood and agreed that nothing contained herein shall obligate the Company to offer Senior Notes in any amount for issuance and sale) and/or (B) an Existing Credit Agreement Transaction shall not have occurred, the Company will obtain and borrow under a 364-day bridge loan facility having the terms set forth in Exhibit B to the Commitment Letter (the “Bridge Facility”) in an aggregate principal amount of US$5,290,000,000 (less the aggregate net cash proceeds of such issuance and sale of the Senior Notes and other applicable reductions to the commitments under the Bridge Facility as set forth under the section “Mandatory Commitment Reductions/Prepayments” in Exhibit B to the Commitment Letter);
(b) the Company will issue a €700,000,000 note for the benefit of the Sellers that are party thereto as noteholders in substantially the form of the Seller Note attached as Exhibit B to the Acquisition Agreement provided to the Arranger’s counsel as referred to in Section 1 of Exhibit C to the Commitment Letter (the “Seller Note”);
(c) the Company will issue to the Sellers an agreed amount of shares of its common stock (the “Company Equity Contribution”);
(d) the Company will apply the proceeds of the financings described in clause (a) above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate cash consideration payable under the Acquisition Agreement and (ii) directly or indirectly cause repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the senior facilities agreement initially dated as of 16 August 2019 among subsidiaries of the Acquired Company, the financial institutions party thereto as lenders and Wilmington Trust (London) Limited, as facility agent and security agent, and will cause the termination of all the commitments thereunder, the cancellation of all letters of credit issued thereunder (or backstop thereof in the manner satisfactory to the issuer thereof) and discharge and release of all guarantees and liens existing in connection therewith (transactions described in this clause (ii), collectively, the “Acquired Company Debt Repayment”); and
(e) the Company will, directly or indirectly, pay the fees, costs and expenses related to the Acquisition and the other Transactions.
As used herein:
(i) the term “Required Amendments” means (A) an amendment to Section 8.03 (and, if applicable pursuant to clause (3) below, Section 8.01) of the Existing Credit Agreement to add new baskets that would permit the incurrence of additional indebtedness in connection with the Transactions, and customary refinancing indebtedness in respect thereof, provided that (1) the aggregate principal amount of such indebtedness shall not exceed the sum of US$2,440,000,000 and €700,000,000 (and customary refinancing indebtedness in respect thereof), (2) such indebtedness may only be incurred by the Company and may not be guaranteed by any subsidiary of the Company that is not a guarantor under the Existing Credit Agreement, (3) such indebtedness, and guarantees in respect thereof, may not be secured by any assets of the Company or any of its subsidiaries other than assets that secure obligations under the Existing Credit Agreement, and the liens securing such indebtedness shall be pari passu with, or junior to, the liens on such assets securing obligations under the Existing Credit Agreement and shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the administrative agent under the Existing Credit Agreement and the Arranger, provided that neither the Seller Note nor any guarantees in respect thereof may be secured, and (4) for so long as any such indebtedness is outstanding, unused availability under Section 8.03(h) of the Existing Credit Agreement shall be determined net of the aggregate outstanding principal amount of such indebtedness; (B) an amendment to the definitions of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio set forth in the Existing Credit Agreement to exclude from the calculation thereof the Senior Notes, or the interest expense arising therefrom, prior to the earlier of (x) the consummation of the Acquisition and (y) the date by which the Senior Notes are required to be redeemed, retired or defeased pursuant to clause (D) below; (C) an amendment to the definition of Permitted Acquisition set forth in the Existing Credit Agreement to deem the Acquisition to be a “Permitted Acquisition”, (D) an amendment to the Existing Credit Agreement to provide that in the event the Senior Notes are issued prior to the Closing Date, if (1) the Put Option Letter is terminated or expires prior to the execution of the Acquisition Agreement by all the contemplated parties thereto or (2) after the execution of the Acquisition Agreement by all the contemplated parties thereto, the Acquisition Agreement is terminated prior to the consummation of the Acquisition, the Company shall redeem, retire or defease all the Senior Notes in accordance with the terms of the Senior Notes (and, in any event, within 90 days of such termination or expiration) and (E) an amendment to Section 9.01(e) of the Existing Credit Agreement to clarify that any indebtedness under the Bridge Facility becoming due as a result of a voluntary prepayment thereof or as a result of any mandatory prepayment thereof as set forth in Exhibit B to the Commitment Letter under the section titled “Mandatory Commitment Reductions/Prepayments” shall not constitute an event or condition that results in an event of default under such Section (it being understood and agreed that, in the case of each of clauses (A) through (E), any Required Amendment shall be deemed to be obtained if, pursuant to an Additional Amendment, the applicable covenant or other provision to be amended by such Required Amendment is removed from the Existing Credit Agreement or is otherwise modified to eliminate the restriction to be amended pursuant such Required Amendment), and
(ii) the term “Additional Amendments” means (A) the modification of the interest rate spreads and commitment fees applicable to the credit facilities under the Existing Credit Agreement to be consistent with the Pricing Grid set forth in Schedule I to Exhibit B hereto (the “Pricing Amendment”), (B) the removal of Section 2.05(b)(ii) of the Existing Credit Agreement (the “Prepayment Amendment”), (C) the release of all of the Collateral (as defined in the Existing Credit Agreement) (other than cash collateral provided in connection with letters of credit) securing the Obligations (as defined in the Existing Credit Agreement), the termination of the Collateral Documents (as defined in the Existing Credit Agreement) and the removal of all related representations and warranties, covenants and events of default set forth in the Existing Credit Agreement (collectively, the “Collateral Release Amendment”), (D) the release of all Guarantors (as defined in the Existing Credit Agreement) under the Guaranty (as defined in the Existing Credit Agreement) and the removal of all related representations and warranties, covenants and events of default set forth in the Existing Credit Agreement (the “Guarantee Release Amendment”), (E) removal of Sections 7.02(a) (concerning delivery of accountants’ letters), 7.02(d) (concerning delivery of quarterly IP schedule updates), 7.02(e) (concerning delivery of certain audit information) and 7.02(f) (concerning certain notices), 7.03(b) through 7.03(d) (concerning certain notices other than default notices), 7.07(b) (concerning insurance collateral matters), 7.12 (Additional Guarantors), 7.13 (Pledged Assets), 8.02 (Investments), 8.05 (Dispositions) (other than with respect to the a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, which shall be included in Section 8.04 (Fundamental Changes)), 8.06 (Restricted Payments), 8.08 (Transactions with Affiliates), 8.09 (Burdensome Agreements), 8.12 (Other Indebtedness), 8.13(a) (relating to amendments, modifications and changes to the organizational documents of the Company and its subsidiaries), 8.13(c) (relating to changes in name, state of organization or form of organization) and 8.16 (Permitted Securitization Transactions) of the Existing Credit Agreement and all related defined terms used solely in such Sections, (F) the modification of (1) Section 8.03 (Indebtedness) of the Existing Credit Agreement to limit its application to subsidiaries of the Company that are not subsidiary guarantors thereunder, with corresponding modification of the applicable baskets set forth therein, (2) the baskets set forth in Section 8.01 (Liens) of the Existing Credit Agreement (which in any case will include a basket for indebtedness of the Acquired Company and its subsidiaries (including any liens on assets of the Acquired Company and its subsidiaries securing such indebtedness) in existence on the date of the consummation of the Acquisition after giving effect to the Acquired Company Debt Repayment), it being agreed that the general basket in the subsidiary debt covenant, the lien covenant and the sale and leaseback covenant shall be a shared basket of 15.0% of Consolidated Tangible Assets (as defined in the Existing Credit Agreement), calculated at the time of the incurrence of such indebtedness, lien or sale and leaseback and (3) Section 8.14 (Sale and Leasebacks) of the Existing Credit Agreement to make the incurrence of Attributable Indebtedness subject to the limitations of Section 8.01 after giving effect to the modifications described in the immediately preceding clause (2) and (G) such other amendments to the Existing Credit Agreement as the Company and JPMorgan, as the lead “left” arranger of such amendments, may agree to be usual and customary for unsecured credit facilities for similarly-rated borrowers (which may include an increase in the aggregate amount of revolving commitments under, and in the aggregate principal amount of term loans outstanding under, the Existing Credit Agreement as agreed by the Company and JPMorgan).
The transactions described above are collectively referred to herein as the “Transactions”.

EXHIBIT B
CONFIDENTIAL
Project Condor
364-Day Bridge Facility
Summary of Principal Terms and Conditions
Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

Borrower:	Concentrix Corporation, a Delaware corporation (the “Company”).
Guarantors:	Subject to the Guarantee and Collateral Documentation Principles (as defined below), none.
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with JPMorgan, collectively, the “Lenders”), and will have the authority and perform the functions customarily associated with such role.

Sole Lead Arranger and Sole Bookrunner:
JPMorgan will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Arranger”), and will have the authority and perform the functions customarily associated with such roles.

Bridge Facility:
A 364-day bridge loan facility in an aggregate principal amount of US$5,290,000,000 (the “Bridge Facility”), consisting of three tranches: (a) a US$2,440,000,000 tranche of term bridge loans (the “Acquisition Tranche”), (b) a US$1,850,000,000 tranche of term bridge loans (the “Amendment Term Tranche”) and (c) a US$1,000,000,000 tranche of revolving commitments (the “Amendment Revolving Tranche” and, together with the Amendment Term Tranche, the “Amendment Tranches”; the Amendment Tranches, together with the Acquisition Tranche, are referred to as the “Tranches”) less, in the case of each Tranche, the amount of any reduction to the commitments under the Bridge Facility with respect to such Tranche as set forth under the “Mandatory Commitment Reductions/Prepayments” section below. Loans under the Bridge Facility will be available in U.S. dollars.

Purpose:
The proceeds of the loans under the Acquisition Tranche, together with the proceeds of the issuance and sale of any Senior Notes (if any), will be used by the Company and its subsidiaries on the Closing Date (a) to pay a portion of the cash consideration for the Acquisition, (b) to finance the Acquired Company Debt Repayment and, if applicable, to finance the repayment of certain other indebtedness of the Acquired Company and its subsidiaries and (c) to pay fees, costs and expenses incurred in connection with the Transactions.
The proceeds of the loans under the Amendment Term Tranche and the Amendment Revolving Tranche on the Closing Date will be used, in the event that an Existing Credit Agreement Transaction shall not have occurred at or prior to the time the Acquisition is consummated, to finance the Existing Credit Agreement Repayment.
The proceeds of the loans under the Amendment Revolving Tranche after the Closing Date will be used by the Company and its subsidiaries for working capital and other general corporate purposes.

Closing Date:	The date, on or before the Commitment Termination Date, on which the initial borrowing under the Bridge Facility is made and the Acquisition is consummated (such date, the “Closing Date”).
Availability:
The Acquisition Tranche and the Amendment Term Tranche will each be available in a single drawing on the Closing Date. Borrowings under the Acquisition Tranche and the Amendment Term Tranche shall be made ratably between such Tranches or in such other manner as shall be agreed by the Company and the Arranger. Amounts borrowed under either the Acquisition Tranche or the Amendment Term Tranche that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Acquisition Tranche and the Amendment Term Tranche shall automatically terminate.
The Amendment Revolving Tranche will be available on and after the Closing Date and at any time prior to the Maturity Date; provided that the aggregate principal amount borrowed under the Amendment Revolving Tranche on the Closing Date may not exceed, when taken together with the aggregate principal amount borrowed under the Amendment Term Tranche on the Closing Date, the amount required to finance the Existing Credit Agreement Repayment. Amounts borrowed under the Amendment Revolving Tranche that are repaid or prepaid may, subject to the satisfaction of the applicable conditions to borrowing, be reborrowed.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Final Maturity and Amortization:
Loans under the Bridge Facility will mature, and commitments under the Amendment Revolving Tranche will terminate, on the date that is 364 days after the Closing Date (the “Maturity Date”). Loans under the Bridge Facility will not require scheduled amortization.

Voluntary Commitment Reductions/Prepayments:
Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time and from time to time, and will be without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period. Any voluntary reduction of commitments under the Bridge Facility shall be applied ratably to commitments under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche), except as otherwise agreed by the Company and the Arranger. Except as otherwise agreed by the Company and the Arranger, any voluntary prepayments of loans under the Bridge Facility shall be applied ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, solely for purpose of determining ratability, the Amendment Revolving Tranche shall be deemed to be drawn in full) (and, within the Amendment Tranches, shall be applied first to loans under the Amendment Term Tranche, then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount) and, to the extent of any remaining amount of such prepayment, shall be deemed to be a voluntary permanent reduction of the commitments under the Amendment Revolving Tranche); provided that the Company may voluntarily prepay or repay loans under the Amendment Revolving Tranche without ratably prepaying or repaying loans under the Acquisition Tranche or the Amendment Term Tranche and without an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount as such prepayment or repayment. All voluntary reductions of commitments or loans under any Tranche shall be applied ratably to the commitments or loans, as applicable, of each Lender under such Tranche.

Mandatory Commitment Reductions/Prepayments:
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the initial funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid and commitments under the Amendment Revolving Tranche shall be automatically permanently reduced, in each case, by the following amounts:
(a)    100% of the committed amount of any Qualifying Loan Facility (as defined below) entered into after the date of the Commitment Letter;
(b)     without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance and sale of any Senior Notes or any debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or any incurrence of any other debt for borrowed money, other than (i) the Bridge Facility, (ii) the Seller Note, provided that the aggregate principal amount of indebtedness committed or outstanding thereunder does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter, (iii) revolving borrowings under the Existing Credit Agreement; provided that the aggregate principal amount of revolving borrowings outstanding thereunder does not exceed the aggregate amount of the revolving commitments under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such amount may be increased pursuant to the Additional Amendments as contemplated by Exhibit A to the Commitment Letter), (iv) borrowings under the New Credit Facilities, provided that (A) the aggregate principal amount of borrowings outstanding thereunder does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter and (B) in the case of the New Term Facility, to the extent the aggregate principal amount of borrowings outstanding thereunder exceeds the aggregate principal amount of term loans outstanding under the Existing Credit Agreement on the date of, and immediately prior to, the funding of loans under the New Term Facility, the amount of such excess shall be subject to the requirements of this clause (b), (v) (A) borrowings under the Receivables Facility and any credit or loan agreement refinancing or replacing the Receivables Facility, provided that the aggregate principal amount of indebtedness thereunder does not exceed (1) the committed amount of the Receivables Facility as in effect on the date of the Commitment Letter plus (2) additional amounts incurred for working capital purposes in the ordinary course of business, and (B) other borrowings for working capital purposes (including supply chain financings) in the ordinary course of business, (vi) factoring arrangements in the ordinary course of business, (vii) any intercompany indebtedness among the Company and/or its subsidiaries, (viii) capital leases, finance leases, letters of credit, purchase money or equipment financings or capital expenditures financings or other similar obligations, (ix) any indebtedness of the Acquired Company and its subsidiaries not prohibited from being incurred after the date of the Commitment Letter and prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Documents and (x) any other indebtedness in an aggregate principal amount not exceeding US$150,000,000 (the indebtedness referred to in clauses (i) through (x) above, collectively, “Excluded Debt”);
(c)    100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance and sale of any equity securities by the Company (including, to the extent not duplicative of clause (b) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (i) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans) or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs and (ii) the Company Equity Contribution and any other equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition (including the Acquisition); and
(d)    100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Company, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries) outside the ordinary course of business (it being understood that sales or other dispositions of obsolete or worn-out property no longer used or useful in the business shall not be subject to this clause (d)), other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed US$150,000,000 in the aggregate since the date of the Commitment Letter; provided that if the Company shall have given written notice to the Arranger or, after the Closing Date, the Administrative Agent, that the Company or its subsidiaries intend to reinvest (or commit to reinvest) such Net Cash Proceeds within 180 days of receipt thereof in assets used or useful in the business of the Company and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (d), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (d); provided, further, that in the event the Prepayment Amendment is not obtained, and the Company is required to prepay any indebtedness under the Existing Credit Agreement pursuant to the terms thereof on account of the receipt of such Net Cash Proceeds, then the Company may apply such Net Cash Proceeds to the prepayment of such indebtedness prior to the application thereof to reduce commitments or prepay loans under the Bridge Facility as set forth in this clause (d).
“Qualifying Loan Facility” shall mean any loan facility (including any tranche of any loan facility) that is entered into by the Company for the stated purpose of providing financing for the Acquisition or any portion thereof, provided that the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company than the conditions set forth herein to the initial funding of the Bridge Facility on the Closing Date, as reasonably determined by the Company. For the avoidance of doubt, the New Credit Facilities, to the extent the aggregate committed amount thereof does not exceed the amount thereof contemplated by Exhibit A to the Commitment Letter, shall not constitute a Qualifying Loan Facility; provided that, in the case of the New Term Facility, to the extent the aggregate committed amount thereof exceeds the aggregate principal amount of term loans outstanding under the Existing Credit Agreement on the date of effectiveness of the definitive credit or similar agreement with respect to the New Term Facility (if applicable, immediately prior to the funding of any loans under the New Term Facility), then the portion of the New Term Facility representing such excess shall constitute a Qualifying Loan Facility; provided that the terms thereof otherwise satisfy the requirements contained in this definition.

“Net Cash Proceeds” shall mean:

(a)    with respect to the issuance, sale or incurrence of debt securities or debt for borrowed money, the excess of (i) cash actually received by the Company or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow, provided that the conditions to the release thereof from escrow are no less favorable to the Company than the conditions set forth herein to the initial funding of the Bridge Facility on the Closing Date, as reasonably determined by the Company) over (ii) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees;

(b)    with respect to the issuance and sale of any equity securities of the Company, the excess of (i) the cash actually received by the Company in connection therewith over (ii) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including underwriting or issuance discounts, commissions and fees and attorney’s fees, investment banking fees and brokerage, consultant and accounting fees; and

(c)    with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof (other than, if such indebtedness is so secured, any indebtedness under the Existing Credit Agreement (it being understood that this parenthetical shall not affect the final proviso set forth in clause (d) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section), the New Credit Facilities or the Seller Note), (B) all fees and out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with such event, including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges and taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use, value-added and other transfer taxes, deed or mortgage recording taxes and, in the case of any such sale or disposition by a foreign subsidiary of the Company, foreign withholding taxes imposed on the repatriation of such proceeds thereof) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles or to fund contingent liabilities reasonably estimated to be payable and that are associated with such event, provided that if the amount of such reserves exceeds the required amount thereof (other than as a result of payments made in respect thereof), then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

Notwithstanding the foregoing, no mandatory commitment reduction under or prepayment of the Bridge Facility will be required in respect of any Net Cash Proceeds received by any foreign subsidiary of the Company from any sale or other disposition of property or assets by any foreign subsidiary of the Company, in each case, to the extent the repatriation of (or requirement to repatriate) such Net Cash Proceeds, or otherwise using such Net Cash Proceeds to prepay loans under the Bridge Facility, (i) would result in material adverse tax consequences to the Company and its subsidiaries or (ii) would be prohibited or restricted by applicable law, rule or regulation (after giving effect to any available “whitewash” or similar procedures), in each case, as reasonably determined by the Company.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, the U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than US dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received. The Company shall provide the Administrative Agent with prompt notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Facility.

All required commitment reductions and prepayments of loans under the Bridge Facility resulting from (a) the application of clause (a), (b) or (c) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section shall be applied (i) prior to the initial funding of loans under the Bridge Facility on the Closing Date, first to commitments under the Acquisition Tranche, then to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche and (ii) after the initial funding of loans under the Bridge Facility on the Closing Date, ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to loans under the Amendment Term Tranche and then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount)) and (b) the application of clause (d) of the first paragraph under this “Mandatory Commitment Reductions/Prepayments” section shall be applied (i) prior to the initial funding of loans under the Bridge Facility on the Closing Date, ratably to commitments under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to commitments under the Amendment Term Tranche and then to commitments under the Amendment Revolving Tranche) and (ii) after the initial funding of loans under the Bridge Facility on the Closing Date, ratably to loans under the Acquisition Tranche and the Amendment Tranches (and, within the Amendment Tranches, first to loans under the Amendment Term Tranche and then to loans under the Amendment Revolving Tranche (with any such prepayment of loans under the Amendment Revolving Tranche resulting in an automatic permanent reduction of the commitments under the Amendment Revolving Tranche in the same amount)).

In addition, in the case of the Amendment Tranches:

(i)    in the event an Existing Credit Agreement Transaction occurs (which, for the avoidance of doubt, shall not require the obtaining of any Additional Amendments), all the commitments in respect of the Amendment Tranches under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically and permanently reduced to zero;

(ii)    the aggregate commitments in respect of the Amendment Term Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar for any amortization payments in respect of the term loan facility under the Existing Credit Agreement made on or after the date of the Commitment Letter (and the Company shall provide the Arranger with prompt notice of any such amortization payment having been made);

(iii)    the aggregate commitments in respect of the Amendment Revolving Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar by the amount of any permanent reductions in revolving commitments under the Existing Credit Agreement after the date of the Commitment Letter, other than any termination of the revolving commitments under the Existing Credit Agreement as part of the Existing Credit Agreement Repayment;

(iv)    the aggregate commitments in respect of the Amendment Revolving Tranche under the Commitment Letter or under the Bridge Credit Agreement, as applicable, shall be automatically reduced dollar-for-dollar by the amount of any commitments by the amount of revolving indebtedness obtained by the Company or any of its subsidiaries after the date of the Commitment Letter (to the extent such revolving indebtedness does not constitute a Qualifying Loan Facility), other than Excluded Debt constituting revolving indebtedness.

In addition, if at any time the aggregate principal amount of loans outstanding under the Amendment Revolving Tranche exceeds the aggregate amount of commitments under the Amendment Revolving Tranche, the Company shall be required to prepay loans under the Amendment Revolving Tranche to eliminate such excess.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period, will be applied ratably to the commitments or loans of each Lender under the applicable Tranche and, in the case of prepayments, will be accompanied by the payment of accrued interest on the amount prepaid.

Documentation:
The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will incorporate the terms set forth in this Exhibit B (subject to the “market flex” provisions set forth in the Arranger Fee Letter) and shall otherwise be usual and customary for bridge financings of this kind for similarly-rated borrowers, it being agreed that:
(a) the Bridge Credit Agreement shall contain only those conditions to initial borrowing on the Closing Date as are expressly set forth in Exhibit C to the Commitment Letter (and no other conditions to the initial borrowing on the Closing Date) and only those mandatory commitment reductions or prepayments, representations and warranties, covenants and events of default as are expressly set forth in this Exhibit B, in each case, applicable to the Company and its subsidiaries (including, after the consummation of the Acquisition, the Acquired Company and its subsidiaries) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with this “Documentation” section; and
(b) the Bridge Credit Agreement will reflect the operational and administrative requirements of the Administrative Agent, including in respect of “erroneous payment” provisions;
provided that the representations and warranties, covenants (including the financial definitions) and events of default in the Bridge Credit Agreement will be based upon, and substantially similar to, the Credit Agreement dated as of October 16, 2020 (the “Existing Credit Agreement”), among the Company, the subsidiaries of the Company party thereto, the lenders and L/C issuers party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as in effect on the date of the Commitment Letter, with modifications thereto to reflect:
(i) the terms set forth in this Exhibit B;
(ii) the Required Amendments and, to the extent effected prior to the Closing Date, the Additional Amendments, including as they may be incorporated into the New Credit Facilities (it being understood that to the extent any Additional Amendment is not effected or is not incorporated into the New Credit Facilities prior to the Closing Date, the Bridge Credit Agreement will not reflect such Additional Amendment);

(iii) certain modifications appropriate to eliminate historical provisions relating to the spin-off of the Company from its then parent company, SYNNEX Corporation (now known as TD SYNNEX Corporation);
(iv) certain modifications appropriate to reflect the nature of the Bridge Facility as a bridge loan facility, with tranches of term loans and a tranche of revolving commitments; and
(v) such other changes as may be mutually agreed by the Company and the Arranger.
Notwithstanding anything in this Exhibit B to the contrary, in the event that the Guarantee Release Amendment is not obtained on or prior to the Closing Date, then (a) the Bridge Credit Agreement shall require that all obligations of the Company under the Bridge Facility be guaranteed by each domestic subsidiary of the Company (other than any immaterial subsidiary (to be defined consistent with the principles set forth in this “Documentation” section), any special purpose subsidiary or any non-wholly owned subsidiary to the extent prohibited from providing a guarantee by the terms of such person’s organizational documents) (collectively, the “Subsidiary Guarantors” and, together with the Company, the “Loan Parties”), with the terms of such guarantees to be based upon, and substantially similar to, the guarantees provided under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as the terms thereof may be modified prior to the Closing Date pursuant to the Additional Amendments), and (b) the Bridge Credit Agreement will contain representations and warranties, covenants, events of default and other provisions (including voting provisions) with respect to the Subsidiary Guarantors and related matters on terms based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional Amendments).
Notwithstanding anything in this Exhibit B to the contrary, in the event that the Collateral Release Amendment is not obtained on or prior to the Closing Date, then (a) the Bridge Credit Agreement shall require that obligations of the Loan Parties under the Bridge Facility be secured by perfected first-priority liens on those assets of the Loan Parties in which a security interest is required to be granted under the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date) (collectively, but subject to the exceptions referred to below, the “Collateral”), other than the cash collateral referred to below, in each case on terms (including related provisions), and subject to exceptions, based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional

Amendments) and (b) the Bridge Credit Agreement will contain representations and warranties, covenants, events of default and other provisions (including voting provisions) with respect to the Collateral and related matters on terms based upon, and substantially similar to, the corresponding provisions set forth in the Existing Credit Agreement as in effect on the date of the Commitment Letter (as such provisions may be modified prior to the Closing Date pursuant to the Additional Amendments).

It is understood and agreed that (a) none of the Senior Notes, the Existing Credit Agreement or the New Credit Facilities will be permitted to be (i) secured by liens on any assets of the Company or its subsidiaries (other than, in the case of the Existing Credit Agreement or the New Credit Facilities, pursuant to customary provisions with respect to cash collateral provided in connection with letters of credit) unless the Bridge Facility is secured by pari passu or senior liens on such assets or (ii) guaranteed by any subsidiary of the Company unless such subsidiary is a Subsidiary Guarantor, (b) in the event any of the Senior Notes, the Existing Credit Agreement or the New Credit Facilities are secured by liens on any assets of the Company or its subsidiaries (other than, in the case of the Existing Credit Agreement or the New Credit Facilities, pursuant to customary provisions with respect to cash collateral provided in connection with letters of credit), such liens shall be pari passu with, or junior to, the liens on such assets securing the Bridge Facility and shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Arranger and the Company and (c) the Seller Note will not be permitted to be secured by liens on any assets of the Company or any subsidiary or to be guaranteed by any subsidiary of the Company unless such subsidiary is a Subsidiary Guarantor.

The provisions of the three immediately preceding paragraphs are referred to as the “Guarantee and Collateral Documentation Principles”. The provisions under this heading are collectively referred to as the “Bridge Documentation Principles”.

Security:	Subject to the Collateral Documentation Principles, none.

Representations and Warranties:
Subject to the Bridge Documentation Principles (including, if applicable, the Collateral Documentation Principles), consisting solely of the following representations and warranties, which shall be with respect to the Company and its subsidiaries (including the Acquired Company and its subsidiaries), it being acknowledged and agreed that all the representations and warranties will be made on the Closing Date (but only the accuracy (in all material respects, without duplication of any materiality qualifier set forth therein) of the Specified Representations and the Acquisition Documents Representations (in each case, as defined in Exhibit C to the Commitment Letter) shall be a condition to the initial funding of the Bridge Facility on the Closing Date) and on the date of each borrowing under the Amendment Revolving Tranche after the Closing Date: existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; historical and pro forma financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries in existence on the Closing Date; margin regulations; Investment Company Act; disclosure; compliance with laws; intellectual property; licenses, etc.; solvency (solvency to be defined in a manner consistent with Annex I to Exhibit C to the Commitment Letter); OFAC; anti-corruption laws; Patriot Act; and affected financial institutions.

Conditions Precedent to Borrowings on the Closing Date:	The borrowings under the Bridge Facility on the Closing Date will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit C to the Commitment Letter.
Conditions Precedent to Revolving Borrowings after the Closing Date:	All borrowings under the Amendment Revolving Tranche after the Closing Date will be subject solely to (a) the accuracy of representations and warranties in all material respects as of the date of such borrowing (except to the extent any such representation and warranty relates to an earlier date, in which case such representation and warranty will be required to be accurate in all material respects as of such earlier date) (in each case, without duplication of any materiality qualifier set forth therein), (b) there being no default or event of default after giving effect to such borrowing and (c) the delivery of a customary borrowing notice.

Affirmative Covenants:	Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): delivery of financial statements, certificates and other information; notices of default and certain other events; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; and compliance with anti-corruption laws and sanctions.

Negative Covenants:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), consisting solely of the following covenants, which shall apply to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): liens; indebtedness (which shall only apply to indebtedness of subsidiaries that are not Loan Parties); fundamental changes; dispositions; change in nature of business; burdensome agreements; use of proceeds; fiscal year; sale leasebacks; sanctions; and anti-corruption laws.

Financial Covenants:
The Company shall maintain, as of the end of each fiscal quarter, a Consolidated Interest Coverage Ratio (to be defined consistent with the Bridge Documentation Principles) of not less than 3.00 to 1.00.
The Company will not permit the Consolidated Leverage Ratio (to be defined consistent with the Bridge Documentation Principles) as of the end of any fiscal quarter of the Company to be greater than 4.25 to 1.00.

Events of Default:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), the Bridge Credit Agreement will include only the following events of default, which shall apply with respect to the Company and its subsidiaries (including the Acquired Company and its subsidiaries): nonpayment of principal when due; nonpayment of interest within three business days of becoming due; non-payment other amounts within five business days of becoming due; violation of covenants (subject to a 30-day grace period for all affirmative covenants, other than the affirmative covenants to provide notices of defaults, to maintain the existence of the Company and as to use of proceeds, which will have no grace period); inaccuracy of any representation or warranty made or deemed made; cross-default to material indebtedness and termination events of swap contracts with a material termination value; insolvency proceedings; inability to pay debts; attachment; material judgments; certain ERISA events; invalidity of loan documents; and Change of Control (to be defined consistent with the Bridge Documentation Principles).

In the event that the Bridge Credit Agreement is executed and delivered by the parties thereto prior to the Closing Date, then, during the period from and including the effectiveness of the Bridge Credit Agreement and to the earlier of (a) the termination of the commitments under the Bridge Facility or (b) the initial funding of loans under the Bridge Facility on the Closing Date, and notwithstanding (i) any failure by the Company or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenants, (ii) the occurrence of any event of default under the Bridge Credit Agreement (other than any event of default relating to (x) non-payment of amounts due under the Bridge Facility or (y) bankruptcy or insolvency events with respect to the Company) or (iii) subject to the parenthetical provision in clause (ii) above, any provision to the contrary in the Bridge Credit Agreement or other definitive documentation for the Bridge Facility, neither the Administrative Agent nor any Lender shall be entitled to (A) in the case of any Lender, cancel any of its commitments under the Bridge Credit Agreement, (B) rescind, terminate or cancel the Bridge Facility, or exercise any right or remedy, or enforce any claim, under the Bridge Credit Agreement or any other definitive documentation for the Bridge Facility, to the extent to do so would prevent, limit or delay the making of any loan under the Bridge Facility on the Closing Date, (C) in the case of any Lender, refuse to participate in making any loan under the Bridge Facility on the Closing Date or (D) in the case of any Lender, exercise any right of set-off or counterclaim in respect of its loan under the Bridge Facility to the extent to do so would prevent, limit or delay the making of its loan under the Bridge Facility on the Closing Date; provided that, for the avoidance of doubt, (1) the borrowings under the Bridge Facility on the Closing Date shall be subject to the satisfaction or waiver of (and solely of) the conditions set forth in Exhibit C to the Commitment Letter, (2) commitments in respect of the Bridge Facility shall be reduced as provided under the “Voluntary Commitment Reductions/Prepayments” and the “Mandatory Commitment Reductions/Prepayments” sections above and (3) the aggregate principal amount of loans borrowed under the Amendment Revolving Tranche on the Closing Date may not exceed the amount specified under the “Availability” section above (it being understood that nothing in this paragraph shall affect the rights, remedies, claims or entitlements of the Administrative Agent or the Lenders with respect to the matters referred to in clause (1), (2) or (3) above). For the avoidance of doubt, (x) the rights, remedies and claims of the Lenders, the Arranger and the Administrative Agent with respect to any condition precedent set forth in Exhibit C to the Commitment Letter shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date, (y) immediately after the initial funding of loans under the Bridge Facility on the Closing Date, all of the rights, remedies, claims and entitlements of the Administrative Agent and the Lenders under the Bridge Credit Agreement shall be available and may be exercised by them notwithstanding that such rights, remedies, claims or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies, claims or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.

Most Favored Nation:
The Bridge Credit Agreement will contain a “most favored nation” provision in respect of the Existing Credit Agreement and the definitive documentation for the New Credit Facilities if the Existing Credit Agreement (after giving effect to any Existing Credit Facilities Amendments that become effective prior to the Closing Date) or the definitive documentation for the New Credit Facilities contains a guarantee requirement, a collateral requirement, an affirmative covenant, a negative covenant, a financial covenant or an event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive on the Company and its subsidiaries or more favorable to the lenders thereunder than the corresponding provision, covenant or event of default set forth in the Bridge Credit Agreement), pursuant to which such subsidiary guarantee requirement, collateral requirement, affirmative covenant, negative covenant, financial covenant or event of default shall be deemed to be incorporated by reference into the Bridge Credit Agreement.

Voting:
Subject to the Bridge Documentation Principles (including, if applicable, the Guarantee and Collateral Documentation Principles), amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding more than 50% of the aggregate amount of the unused commitments and outstanding loans under the Bridge Facility (the “Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to (i) reductions in the amount of, or extensions of the scheduled date for the payment (but not of any required prepayment) of, principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof, (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments, (iv) modifications to the pro rata sharing of payments provisions of the Bridge Credit Agreement and (v) modifications to any of the relevant voting percentages, (b) any amendment or waiver that by its express terms adversely affects the rights of any Tranche in respect of mandatory commitment reductions or prepayments differently than those under any other Tranche will not be effective without the approval of Lenders holding more than 50% of the aggregate amount of the unused commitments and loans under the applicable adversely affected Tranche or Tranches and (c) any amendment or waiver that by its terms affects the rights or obligations of Lenders under any Tranche, but not under any other Tranche, will only require the approval of holders of more than 50% of the aggregate amount of the unused commitments and loans under the affected Tranche or Tranches; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent.
In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Required Lenders (or the requisite majority in interest of Lenders under the applicable Tranche), the Company shall have the right to replace any non-consenting Lender.

Cost and Yield Protection:	The Bridge Credit Agreement will contain customary provisions consistent with the Bridge Documentation Principles (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes, subject to customary lender mitigation provisions, and (b) indemnifying the Lenders for customary “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions, including for tax withholding and gross-up provisions no less favorable to the Company than those contained in the Existing Credit Agreement).

Defaulting Lenders:	The Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders consistent with the Bridge Documentation Principles.

Assignments and Participations:
Subject to the Bridge Documentation Principles, the Lenders may assign all or, in an amount of not less than US$5,000,000, any part of, their respective commitments or loans under any Tranche to one or more eligible assignees, subject to the prior written consent of (a) the Administrative Agent and (b) the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that no consent of the Company shall be required (i) solely for so long as a “Successful Syndication” (as defined in the Arranger Fee Letter) shall not have been achieved, with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, during the continuance of any payment or bankruptcy event of default or with respect to assignments made to a Lender or an affiliate or approved fund of a Lender. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A US$3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons, the Company and its subsidiaries and affiliates), subject to limitations (including as to participant voting rights) consistent with the Bridge Documentation Principles, in their respective commitments or loans under any Tranche.

Expenses and Indemnification; Liability Limitations:	The Bridge Credit Agreement will contain customary provisions relating to indemnity, reimbursement, exculpation, liability limitations and related matters consistent with the Bridge Documentation Principles.

EU/UK Bail-in Provisions:
The Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union and the analogous contractual recognition provision in respect of the U.K. consistent with the Bridge Documentation Principles.

Governing Law and Forum:
The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C to the Commitment Letter) and whether or not a Company Material Adverse Effect (or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) exists or has occurred, (b) the determination of the accuracy of any Acquisition Documents Representations (as defined in Exhibit C to the Commitment Letter) and whether as a result of any inaccuracy of such representations and warranties the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Documents, in each case, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Counsel to the Administrative Agent and the Arranger:	Cravath, Swaine & Moore LLP.

SCHEDULE I TO EXHIBIT B
CONFIDENTIAL

Interest Rates:
Interest will accrue at, at the option of the Company, a rate per annum equal to (a) Adjusted Term SOFR plus the Applicable Margin or (b) the ABR plus the Applicable Margin, in each case, with the Applicable Margin to be at the rate applicable pursuant to the Pricing Grid set forth below.
The Company may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate). Interest on Term SOFR Loans shall be payable at the end of each interest period (and, in the case of an interest period longer than three months, every three months) and upon any prepayment or repayment on the amount prepaid or repaid. Interest on ABR loans shall be payable quarterly and upon any prepayment or repayment on the amount prepaid or repaid.
Interest on overdue amounts will accrue, in the case of principal, at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.
“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) Adjusted Term SOFR for a one-month interest period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively. If the ABR is being used as an alternate rate of interest with respect to Term SOFR (for the avoidance of doubt, only until the benchmark replacement with respect thereto has been determined pursuant to the Bridge Credit Agreement), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if the ABR determined as set forth above would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Term SOFR” means, with respect to any borrowing for any interest period, an interest rate per annum equal to (a) the Term SOFR for such interest period plus (b) 0.10%; provided that if Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the effective federal funds rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if the NYFRB Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means, for any tenor comparable to the applicable interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any loan and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Bridge Credit Agreement will contain customary “hardwired approach” Term SOFR benchmark replacement provisions.

Duration Fees:
The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the loans under the Bridge Facility of such Lender outstanding and, in the case of the Amendment Revolving Tranche, the amount of the unused commitment of such Lender in effect, in each case, at the close of business, New York City time, on such date:

Duration Fees

90 days after the Closing Date 0.50%
180 days after the Closing Date 0.75%
270 days after the Closing Date 1.00%

Ticking Fees:
The Company will pay ticking fees to the Arranger, for the ratable account of the Lenders under the Bridge Facility, as set forth in the Arranger Fee Letter at the rate applicable pursuant to the Pricing Grid below (the “Applicable Ticking Fee Rate”).

Funding Fees:	The Company will pay funding fees to the Arranger (or, in the case of the funding fees payable in respect of the Amendment Revolving Tranche after the Closing Date, to the Administrative Agent), in each case, for the ratable account of the Lenders under the applicable Tranche, as set forth in the Arranger Fee Letter.

Amendment Revolving Tranche Commitment Fees:
The Company will pay to the Administrative Agent, for the ratable account of the Lenders under the Amendment Revolving Tranche, a commitment fee (the “Commitment Fee”), calculated at a rate per annum determined in accordance with the Pricing Grid set forth below (the “Commitment Fee Rate”), on the average daily amount of the unused commitments under the Amendment Revolving Tranche from and after the Closing Date. The Commitment Fee will be calculated on the basis of a 360-day year (and on the basis of the actual number of days elapsed) and will be payable quarterly in arrears.

Project Condor
364-Day Bridge Facility
Pricing Grid

Pricing Category	Ratings (S&P/Moody’s)	Consolidated Leverage Ratio	Ratings-Based Ticking Fee Rate/Commitment Fee Rate (percent per annum)	Leverage-Based Ticking Fee Rate/Commitment Fee Rate (percent per annum)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin ABR Loans (percent per annum)
Category 1	≥ BBB+/Baa1	Not Applicable	0.125%	Not Applicable	1.125%	0.125%
Category 2	BBB/Baa2	≤ 2.00:1.0	0.150%	0.225%	1.250%	0.250%
Category 3	BBB-/ Baa3	≤ 2.75:1.0 but > 2.00:1.0	0.175%	0.250%	1.500%	0.500%
Category 4	BB+/ Ba1	≤ 3.25:1.0 but > 2.75:1.0	0.225%	0.275%	1.750%	0.750%
Category 5	≤ BB/Ba2	> 3.25:1.0	0.275%	0.300%	2.000%	1.000%

The Applicable Margin will increase, in each Pricing Category, by 0.25% per annum on each of the 90th, 180th and 270th day after the Closing Date.
If the Pricing Amendment is obtained on or prior to the Closing Date (or, if the Existing Credit Agreement Repayment occurs, in the event the interest rate spreads and commitment fees applicable to the New Credit Facilities (without giving effect to any change thereto after the Closing Date) are determined solely by reference to a ratings-based pricing grid), (a) the Applicable Margin in effect at any time will be determined by reference to the Pricing Category corresponding to the Ratings in effect at such time, and (b) the Applicable Ticking Fee Rate and the Commitment Fee Rate shall be the Ratings-Based Ticking Fee Rate/Commitment Fee Rate, which will be determined by reference to the Pricing Category corresponding to the Ratings in effect at such time.
If the Pricing Amendment is not obtained on or prior to the Closing Date (or, if the Existing Credit Agreement Repayment occurs, if the interest rate spreads and commitment fees applicable to the New Credit Facilities (without giving effect to any change thereto after the Closing Date) are not determined solely by reference to a ratings-based pricing grid), (a) the Applicable Margin in effect at any time will be determined by reference to the Pricing Category corresponding to the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to the Bridge Credit Agreement and (b) the Applicable Ticking Fee Rate and the Commitment Fee Rate in effect at any time shall be the Leverage-Based Ticking Fee Rate/Commitment Fee Rate, which will be determined by reference to the Pricing Category corresponding to the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company shall have been delivered pursuant to the Bridge Credit Agreement; provided that, in each case, prior to the delivery of the financial statements of the Company for the first fiscal quarter or fiscal year ended after the Closing Date, the applicable Consolidated Leverage Ratio shall be deemed to be in Pricing Category 5. If, as a result of any restatement of or other adjustment to the consolidated financial statements of the Company or for any other reason, (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio Consolidated Leverage Ratio would have resulted in higher Applicable Margin, Applicable Ticking Fee Rate or Commitment Fee Rate for any period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders an amount equal to the excess of the amount of interest or fees that should have been paid for such period over the amount of interest or fees actually paid for such period.
For purposes of the foregoing, (a) if the Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category (as it relates to Ratings) shall be the Pricing Category in which the higher of the Ratings shall fall unless the Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Rating, and (b) if either Moody’s or S&P shall not have a Rating in effect, such rating agency shall be deemed to have a Rating in Pricing Category 5.
For the avoidance of doubt, Pricing Category 1 in the table above is the “highest” Pricing Category and Level 5 is the “lowest” Pricing Category; provided that with respect to the Consolidated Leverage Ratio and the determination of the Leverage-Based Ticking Fee Rate/Commitment Fee Rate by reference thereto, Pricing Category 2 in the table above shall be the “highest” Pricing Category.
“Ratings” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, giving pro forma effect to the Transactions.

EXHIBIT C
CONFIDENTIAL
Project Condor
364-Day Bridge Facility
Summary of Conditions Precedent
Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached or, if applicable, the other Exhibits to the Commitment Letter to which this Exhibit C is attached.
The initial borrowings under the Bridge Facility on the Closing Date shall be subject only to the following conditions precedent:
1.    The Arranger shall have received a copy of the Acquisition Documents, and the Acquisition Documents shall be satisfactory to the Arranger (it being acknowledged by the Arranger that the Acquisition Documents provided to the Arranger’s counsel at 3:41 p.m., New York City time, on March 29, 2023 is satisfactory to the Arranger). The Acquisition shall have been (or, substantially concurrently with the initial funding under the Bridge Facility on the Closing Date, shall be) consummated pursuant to, and in all material respects in accordance with, the terms of the Acquisition Documents. None of the Acquisition Documents shall have been amended, supplemented or modified in any respect, or any provision therein waived, or any consent granted thereunder (directly or indirectly, including any consent deemed granted as a result of a failure to object), by the Company or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arranger (in either case, in their capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) for the avoidance of doubt, any fluctuation in per share value of the equity consideration component of the purchase price or any working capital adjustments to the final purchase price for the Acquisition, in each case, under the Acquisition Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Acquisition Documents, (b) any reduction, when taken together with all prior reductions, of less than 12.5% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 12.5% or more will be deemed to be) material and adverse to the interests of the Lenders or the Arranger, provided that, in the case of such reduction of less than 12.5%, the aggregate amount of the commitments under the Bridge Facility shall have been reduced by an amount equal to the actual percentage that the amount of the Bridge Facility bears to the amount of total consideration (cash or noncash) to be paid by the Company or any of its subsidiaries to the Sellers to consummate the Acquisition (with such reduction of the commitments under the Bridge Facility to be allocated as between the Acquisition Tranche and the Amendment Tranches, ratably or in such other manner as may be agreed by the Company and the Arranger (and within the Amendment Tranches, as between the Amendment Term Tranche and the Amendment Revolving Tranche, as determined by the Company)), (c) any increase, when taken together with all prior increases, of less than 12.5% in the original cash consideration for the Acquisition will be deemed not to be material and adverse to the interests of the Lenders and the Arranger and (d) any increase in the original cash consideration for the Acquisition of 12.5% or more will be deemed to be material and adverse to the interests of the Lenders or the Arranger, unless, in the case of this clause (d), such increase is not funded with additional indebtedness of the Company or its subsidiaries or with preferred equity of the Company or its subsidiaries accounted for as indebtedness. The Seller Note shall not have been amended, supplemented or otherwise modified in any respect if such amendment, supplement or modification would be material and adverse to the interests of the Lenders or the Arranger (compared to the form thereof included in the Acquisition Documents provided to the Arranger’s counsel as described above in this Section 1) without the prior consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that any such amendment, supplement or modification to the Seller Note that (i) increases the aggregate principal amount of indebtedness thereunder, (ii) shortens the maturity date thereof or requires any payments of principal prior to the maturity date thereof, (iii) adds any mandatory prepayment requirement thereto or any restrictions on, or premiums appliable to, any voluntary prepayments thereof or (iv) adds any requirement to provide guarantees (unless such guarantor is a Subsidiary Guarantor) or collateral in respect of the Seller Note shall, in each case, deemed to be material and adverse to the interests of the Lenders or the Arranger; provided that in no event shall any amendment, supplement or modification in accordance with the footnotes set forth in the form of Seller Note included in the Acquisition Documents provided to the Arranger’s counsel as described above in this Section 1, where such footnotes contemplate that certain terms of the Seller Note shall be based on the corresponding terms in the Senior Notes, be deemed to be material and adverse to the interests of the Lenders and the Arranger.
2.    The Arranger shall have received (a) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have been completed at least 60 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date, (c) the financial statements (and related audit report) constituting the Company Financial Information (as defined in Section 6.13 of the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above) and (d) customary pro forma consolidated financial statements of the Company giving effect to the Transactions, as of the end of and for the most recently ended period referred to in clause (a) or (b) above or, in the case of a pro forma consolidated statement of comprehensive income, as of the end of and for the most recently ended period referred to in clauses (a) and (b) above, prepared after giving effect to the Transactions in accordance with Rule 3-05 and Article 11 of Regulation S-X and relevant SEC rules and regulations applicable to an offering on Form S-3 (with such preliminary estimates and adjustments as would be customary for pro forma financial statements delivered prior to the consummation of an acquisition of this type). The financial statements delivered in respect of each of clauses (a) through (c) shall be prepared in a form consistent with the requirements of Regulation S-X and the rules and regulations of the SEC. The Arranger hereby acknowledges receipt of the audited financial statements referred to in clause (a) above for the fiscal years of the Company ended November 30, 2020, 2021 and 2022; provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements. The Arranger hereby acknowledges that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.
3.    The execution and delivery by the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors of the Bridge Credit Agreement, which shall be in accordance with the terms of the Commitment Letter (including Exhibit B thereto) and, to the extent not expressly set forth in Exhibit B to the Commitment Letter, subject to the Limited Conditionality Provisions (as defined below).
4.    The Administrative Agent shall have received (a) customary legal opinions, officer’s certificate (as to the satisfaction of the closing conditions set forth in Sections 1 (other than the first sentence thereof), 5 and 6 of this Exhibit C and as to the aggregate amount of any reductions in the commitments under the Bridge Facility occurring as set forth under the “Mandatory Commitment Reductions/Prepayments” section in Exhibit B to the Commitment Letter, together with a reasonably detailed calculation thereof), customary secretary’s certificates, customary good standing (or equivalent) certificates, corporate documents and reasonable evidence of authority (including incumbency and resolutions) with respect to the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors, (b) a customary notice of borrowing (which shall not contain any representations or warranties) and (c) a certificate in the form of Annex I to this Exhibit C from the Company executed by its chief financial officer or its principal accounting officers, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transaction to occur on the Closing Date, are solvent.
5.    At the time of and upon giving effect to the borrowing and application of the loans under the Bridge Facility on the Closing Date, (a) the Acquisition Documents Representations (as defined below) shall be true and correct, (b) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) and (c) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy or insolvency events with respect to the Company.
6.    Since the Put Option Date (as defined in the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above), there shall not have been any Company Material Adverse Effect (as defined in the Acquisition Agreement included in the Acquisition Documents provided to the Arranger’s counsel as referred to in Section 1 above) or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
7.    The Company shall have paid all fees and expenses payable by it under the Commitment Letter, the Fee Letters or the Bridge Credit Agreement on or prior to the Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to the Closing Date).
8.    The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.
9.    Prior to or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date, the Acquired Company Debt Repayment shall be consummated.
10.    Either (a) the Required Amendments shall have become, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall become, effective in accordance with the terms of the Existing Credit Agreement or (b) the Existing Credit Agreement Repayment shall have been, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall be, consummated, and the Arranger shall receive a customary payoff letter in respect thereof.
11.    If Collateral is required to be provided pursuant to the Guarantee and Collateral Documentation Principles, (a) all documents and instruments required to create and perfect the pledges of, and security interests and mortgages in, the Collateral as contemplated by the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided that to the extent any security interest in any Collateral is not or cannot be created and/or perfected on the Closing Date (other than, and subject to the terms of the intercreditor agreement contemplated by Exhibit B to the Commitment Letter, (i) the pledge of the certificated equity interests of any material wholly-owned domestic subsidiary of the Company (to the extent required by Exhibit B to the Commitment Letter) and, in the case of the Acquired Company or any of its subsidiaries, only to the extent such certificated equity interests shall have been received by the Company from the Sellers), together with related executed stock or equivalent powers, and (ii) the creation and perfection of security interests in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so, then the creation and/or perfection of such security interest in such Collateral shall not constitute a condition precedent to the initial funding of the Bridge Facility on the Closing Date but instead shall be required to be created and/or perfected within 90 days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after the Closing Date pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Company; and (b) the intercreditor agreement contemplated by Exhibit B to the Commitment Letter shall have been executed and delivered by each of the parties thereto and shall be, or substantially concurrently with the initial funding under the Bridge Facility on the Closing Date shall become, in effect.
Notwithstanding anything in the Commitment Letter, the Fee Letters, the Bridge Credit Agreement or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the initial funding of the Bridge Facility on the Closing Date shall be (i) the representations and warranties made by the Sellers and the Acquired Company in the Acquisition Documents that are material to the interests of the Arranger or the Lenders (in each case, in their respective capacities as such), but only to the extent that the Company (or any of its affiliates) has the right to terminate its (or its affiliate’s) obligations under the Acquisition Documents or the right to elect not to consummate the Acquisition as a result of any inaccuracy of such representations and warranties in the Acquisition Documents (the “Acquisition Documents Representations”) and (ii) the Specified Representations and (b) the terms of the Bridge Credit Agreement and other definitive documentation for the Bridge Facility shall be such that they do not impair the initial funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit C are satisfied or waived by each of the Commitment Parties. The failure of any representation or warranty (other than the Specified Representations and the Acquisition Documents Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to the initial funding under the Bridge Facility on the Closing Date.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
For purposes hereof, “Specified Representations” means the representations and warranties of the Company and, if applicable pursuant to the Guarantee and Collateral Documentation Principles, the Subsidiary Guarantors set forth in the Bridge Credit Agreement relating to due organization and existence of such Loan Parties; corporate power and authority by such Loan Parties to enter into the Bridge Credit Agreement; due authorization, execution and delivery by such Loan Parties of the Bridge Credit Agreement and enforceability of the Bridge Credit Agreement against such Loan Parties; no contravention of the Bridge Credit Agreement and the transactions thereunder with such Loan Parties’ charter or by-laws, the Existing Credit Agreement (unless the Existing Credit Agreement Repayment shall have occurred, or will occur on the Closing Date), the Receivables Facility, the Senior Notes (if any), the New Credit Facilities (if any), the Seller Note or agreements in respect of indebtedness of the Company and its subsidiaries in an aggregate principal amount outstanding or committed under any such agreement in excess of US$150,000,000; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to this Exhibit C); margin regulations; Investment Company Act; the use of proceeds not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions; and, if applicable and subject to the proviso set forth in Section 11 above, the creation, validity and perfection of the security interests granted in the Collateral.

EXHIBIT D
CONFIDENTIAL
SOLVENCY CERTIFICATE
This Certificate (this “Certificate”) is being delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ] (the “Credit Agreement”), among Concentrix Corporation, a Delaware corporation (the “Company”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies that [he][she] is the [Chief Financial Officer] of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company (and not in an individual capacity).
The undersigned hereby further certifies, solely in [his][her] capacity as [Chief Financial Officer] of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loans to be made on the Closing Date and the application of the proceeds thereof:
1.     The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, will exceed their debts and liabilities, on a consolidated basis, subordinated, contingent or otherwise.
2.    The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
3.    The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
4.    The Company and its Subsidiaries, on a consolidated basis, are not engaged in and are not about to engage in business for which they will have unreasonably small capital.
In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represent the amount that can reasonably be expected to become an actual or matured liability.
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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as [Chief Financial Officer] of the Company (and not in an individual capacity) this [ ] day of [ ].

CONCENTRIX CORPORATION
by

Name:
Title: [Chief Financial Officer]

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